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                                                                    Exhibit 99.1

                                                                  [LOGO NOVELIS]

NEWS RELEASE
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FOR IMMEDIATE RELEASE
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NOVELIS -- THE NEW GLOBAL LEADER IN ALUMINUM ROLLED PRODUCTS

TORONTO, CANADA -- JANUARY 6, 2005 -- Novelis Inc. (NYSE, TSX: NVL), the world's leading aluminum rolled products company was officially launched today as an independent company. Novelis, which will own and operate the majority of the former rolled products groups of Alcan Inc., was spun off to create a strong, independent company solely focused on serving aluminum rolled products markets.

Novelis has 37 operating facilities in 12 countries and more than 13,500 employees and had 2003 revenues of US$6.2 billion. Globally, Novelis is the world's largest aluminum rolled products producer and is a leading supplier to the beverage, automotive, industrial, foil, lithographic and painted sheet markets. Novelis is domiciled in Canada with its executive office in Atlanta, Georgia.

"Our new company has the world's leading rolling technologies, facilities and people to deliver superior solutions to our customers and value to our shareholders," said Brian W. Sturgell, President and Chief Executive Officer of Novelis Inc. "With the launch of Novelis, our energies are now appropriately focused on our core competencies and strengths in rolling. Novelis is the only aluminum rolled products company capable of producing technically sophisticated products on four major continents. We are now well positioned to provide even greater support to our customers' success by delivering precision-engineered rolled products throughout the global marketplace," Sturgell added.

Common shares of Novelis will begin trading under the stock symbol NVL on a "when issued" basis on the Toronto (TSX) and New York (NYSE) stock exchanges as of January 6, 2005. Regular-way trading of Novelis shares will begin on the Toronto Stock Exchange on January 7, 2005 and on the New York Stock Exchange on January 18, 2005.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company has 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and

Industrial, and printing markets. For more information on the company, visit www.novelis.com


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Pat Persico                                          Holly Ash
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